               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
                 SERIES E CONVERTIBLE REDEEMABLE PREFERRED STOCK OF
                              CITADEL TECHNOLOGY, INC.

                (Pursuant to Section 151 of the General Corporation
                           Law of the State of Delaware)

     CITADEL TECHNOLOGY, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that, pursuant to the authority contained in its Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors or a committee thereof has adopted the following resolution creating a series of its Preferred Stock designated as Series E Convertible Redeemable Preferred Stock:

     RESOLVED, that a series of the class of authorized Preferred Stock of the Corporation be, and hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

     (1) Designation and Amount. The shares of such series shall be designated as "Series E Convertible Redeemable Preferred Stock" (the "Series E Preferred Stock") and the number of shares constituting such series shall be Five Thousand (5,000). The number of shares of Series E Preferred Stock may be decreased (but not below the number of shares then outstanding) or increased by a certificate executed, acknowledged, filed, and recorded in accordance with the General Corporation Law of the State of Delaware setting forth a statement that a specified decrease or increase, as the case may be, thereof had been authorized and directed by a resolution or resolutions adopted by the Board of Directors or a committee thereof pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation.

     (2) Dividends. The holders of shares of Series E Preferred Stock shall be entitled to receive quarterly, out of any assets legally available therefor, cumulative dividends, at the rate of six percent (6%) per annum of the Original Issue Price of the Series E Preferred Stock (as defined below), payable, at the holder's option, in cash or in Common Stock at the Series E Conversion Price (as defined below).

     (3)  Liquidation Preference.

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (A) $100.00 for each outstanding share of Series E Preferred Stock (the "Original Issue Price" for the Series E Preferred Stock) and (B) an amount equal to declared but unpaid dividends on such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series E Preferred Stock and other outstanding series of preferred stock ranking pari passu with the Series E Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

          (b) After payment to the holders of the Series E Preferred Stock and other outstanding series of preferred stock ranking pari passu with the Series E Preferred Stock of the amounts set forth in Section 3(a) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by them.

          (c) For purposes of this Section (3), (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) and following which the stockholders of the Corporation immediately prior to such transaction own less than a majority of the voting shares of the surviving corporation or (ii) a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series E Preferred Stock to receive at the closing in cash, securities or other property (valued as provided in Section (3)(d) below) amounts as specified in Section (3)(a) above.

          (d) Whenever the distribution provided for in this Section (3) shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

     (4)  Redemption.

          (a) At any time after the date of issuance of the Series E Preferred Stock and prior to 90th day following the date of original issuance, this Corporation may redeem, from any source of funds legally available therefor, some or all of the outstanding Series E Preferred Stock (the date of each such redemption being referred to herein as the "Series E Redemption Date"). The Corporation shall effect such redemptions on the Series E Redemption Date by paying in exchange for each share of Series E Preferred Stock to be redeemed an amount in cash (except as provided below) equal to the "Series E
     Redemption Price" (expressed as percentages of the Original Issue Price for the Series E Preferred Stock) set forth below, plus accrued and unpaid dividends to the redemption date, if payment for redemption is received during the indicated period following the date of original issuance:

     Time Period (date on
     which Redemption Price        Series E
     is received by Holder)        Redemption Price
     within 30 days                107.5%
     within 60 days                112.5%
     within 90 days                117.5%.

          Any redemption effected pursuant to this Section (4)(a) shall be made on a pro-rata basis among the holders of the Series E Preferred Stock in proportion to the shares of Series E Preferred Stock then held by them.

          (b) The Company shall mail written notice of redemption, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series E Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Series E Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in Section (4)(c), on or after the Redemption Date, each holder of Series E Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Series E Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. Payment of the Series E Redemption Price shall be made by wire transfer or company check in immediately available funds. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          (c) From and after the Redemption Date, unless there shall have been a default in payment of the Series E Redemption Price, all rights of the holders of shares of Series E Preferred Stock designated for redemption in the Redemption Notice as holders of Series E Preferred Stock (except the right to receive the Series E Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. The shares of Series E Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

          (d) If on the Redemption Date, the Corporation does not pay the Series E Redemption Price, the holder of Series E Preferred Stock may thereafter convert any or all or part of its Series E Preferred Stock at the lesser of (i) the Series E Conversion Price (as defined in Section 6(a) hereof), or (ii) 78% of the five-day average closing bid price for the Corporation's Common Stock for the five (5) trading days prior to the delivery of the Notice of Redemption.

     (5)  Voting Rights.

     Each holder of shares of the Series E Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series E Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series E Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

     (6)  Conversion.    The holders of the Series E Preferred Stock shall
have conversion rights as follows (the "Conversion Rights"):

          (a) Right to Convert. Each share of Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date 90 days after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for the Series E Preferred Stock by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date conversion shall be deemed to have been made (the "Conversion Date"), as specified by the holder of Series E Preferred Stock in his Notice of Conversion (as defined below). The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series E Preferred Stock (the "Series E Conversion Price") shall be the lesser of (i) seventy-five percent (75%) of the consecutive five-day average closing bid price for the Corporation's Common Stock listed and traded on the Nasdaq over-the-counter market, or such other national securities exchange or trading system on which the Corporation's Common Stock is then listed, 5-day period prior to the Conversion Date, or (ii) 115% of the closing market price as of the closing date of the issuance of the Series E Preferred Stock.

          (b) Automatic Conversion. Each share of Series E Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Series E Conversion Price three (3) years after the issuance of such share.

          (c)  Mechanics of Conversion.

               (i) Before any holder of Series E Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall telecopy an executed and completed notice (each a "Notice of Conversion") to the Corporation at 214/520-0034, attention: Steven B. Solomon, specifying the number of shares of Series E Preferred Stock to be converted, the Conversion Date, the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued, and such other information as the Corporation may reasonably request. The original certificate representing the Preferred Stock shall be delivered by the Buyer to the Company simultaneously with the final Notice of Conversion.

               (ii) The Corporation shall, at its expense, take all actions and use all means necessary and diligent to cause its transfer agent to issue and deliver a certificate or certificates representing the shares of Common Stock issuable upon conversion of the Series E Preferred Stock to such holder of Series E Preferred Stock via express courier, by electronic transfer or otherwise, within three (3) business days of the later (the "Delivery Date") of (i) receipt by the Company of the Notice of Conversion, and (ii) the Conversion Date.

              (iii) Conversion shall be deemed to have been made immediately prior to the close of business on the Conversion Date, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders or holders of such shares of Common Stock on such date.

               (iv) The Corporation agrees to pay late payments in the amounts and as set forth herein to the holder of Series E Preferred Stock satisfying the prerequisites for conversion of the Series E Preferred Stock set forth in Section 6(c)(i) hereof in the event that the transfer agent does not issue and deliver to such holder of Series E Preferred Stock certificates representing the shares of Common Stock issuable upon conversion of the Series E Preferred Stock, in the manner and as set forth in Section 6(c)(ii) hereof, by the Delivery Date. The late payments shall be paid in accordance with the following schedule (where "No. Business Days Late" is defined as the number of business days beyond five (5) business days from Delivery Date:

                                              Late Payment for Each $10,000
                                              Of Preferred Stock Liquidation
                  No. Business Days Late      Amount Being Converted
                  ----------------------      ----------------------
                         1                          $100
                         2                          $200
                         3                          $300
                         4                          $400
                         5                          $500
                         > 5                        $500 + $200 for each
                                               Business Day Late beyond
                                               five (5) days from Delivery Date

               The Corporation shall pay any payments incurred under this subsection in immediately available funds upon demand. Nothing herein shall limit the holder of Series E Preferred Stock from pursuing actual damages resulting in the transfer agent's failing to issue and deliver the Common Stock to such holder of Series E Preferred Stock. Furthermore, in addition to any other remedies that may be available to the holder of Series E Preferred Stock, in the event that delivery of such shares of Common Stock is not made within five (5) business days after the Delivery Date, the holder of Series E Preferred Stock will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Corporation whereupon the Corporation and such holder of Series E Preferred Stock shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion, and the holder of Series E Preferred Stock may then require the Corporation to immediately redeem all outstanding Series E Preferred Stock in accordance with Section 4 hereof.

               (v) If, by the relevant Delivery Date, delivery of the shares of Common Stock to be issued upon conversion of the Series E Preferred Stock is not made, and after such Delivery Date the holder of the Series E Preferred Stock purchases, in an open market transaction or otherwise at the market price for such shares, shares of Common Stock (the "Covering Shares") in order to make delivery in satisfaction of a sale of Common Stock by such holder of Series E Preferred Stock (the "Sold Shares"), which delivery such holder of Series E Preferred Stock anticipated to make using the shares of Common Stock to be issued upon such conversion of Series E Preferred Stock (a "Buy-In"), the Corporation shall pay to such holder of Series E Preferred Stock the Buy-In Adjustment Amount (as defined below). The "Buy-In Adjustment Amount" is the amount equal to the excess, if any, of (x) the holder of Series E Preferred

          Stock's total purchase price (including brokerage commissions, if any) for the Covering Shares over (y) the net proceeds (after brokerage commissions, if any) received by such holder of Series E Preferred Stock from the sale of the Sold Shares. The Corporation shall pay the Buy-In Adjustment Amount to the holder of Series E Preferred Stock in immediately available funds immediately upon demand by such holder of Series E Preferred Stock. By way of illustration and not in limitation of the foregoing, if the holder of Series E Preferred Stock purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which the Corporation will be required to pay to such holder of Series E Preferred Stock will be $1,000.

               (vi) Subject to the completeness and accuracy of the holder of Series E Preferred Stock's representations and warranties herein, upon the conversion of any Series E Preferred Stock by a person who is a non-U.S. Person, and following the expiration of any applicable Restricted Period (as those terms are defined in Regulation S), the Corporation shall, at its expense, take all necessary action (including the issuance of an opinion of counsel) to assure that the Corporation's transfer agent shall issue stock certificates without restrictive legends or stop orders in the name of such holder of Series E Preferred Stock (or its nominee (being a non-U.S. Person) or such non-U.S. Persons as may be designated by such holder of Series E Preferred Stock) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable. Nothing in this Section 6, however, shall affect in any way any holder of Series E Preferred Stock's or such nominee's obligations and agreement to comply with all applicable securities laws upon resale of the shares of Common Stock. The remedies set forth in subsections 4(c)(iv), (v) and (vi) shall be cumulative.

               (vii) In lieu of delivering physical certificates representing the unlegended securities issuance upon conversion, provided the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of the holder of Series E Preferred Stock and its compliance with the provisions contained in this subsection, so long as the certificates therefor do not bear a legend and such holder of Series E Preferred Stock thereof is not obligated to return such certificate for the placement of a legend thereon, the Corporation shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the holder of Series E Preferred Stock by crediting the account of the Prime Broker of such holder of Series E Preferred Stock with DTC through its Deposit Withdrawal Agent Commission System.

               (viii) The original certificate or certificates representing the Series E Preferred Stock shall be delivered by the holder thereof to the Corporation concurrently with delivery of the final Notice of Conversion.

          (d) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section (6) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series E Preferred Stock against impairment.

          (e) Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any corporation other than the Corporation's subsidiaries, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up;

          Then, in connection with each such event, the Corporation shall send to the holders of Series E Preferred Stock: (1) at least twenty (20) days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and (2) in the case of the matters referred to in
     (iii) and (iv) above, at least twenty (20) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

          (f) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series E Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

          (g) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series E Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series E Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series E Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

          (h) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series E Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series E Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, at its option, issue the next greater number of whole shares or pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

          (i)  Notices. Any notice required by the provisions of this Section
     (6) to be given to the holders of shares of Series E Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

          (j) LIMITATIONS ON TRANSFER. The Company may be limited in the number of shares of Common Stock it may issue by virtue of (i) the number of authorized shares or (ii) the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded (collectively, the "Cap Regulations"). In such case, (i) the Company will take all steps reasonably necessary to be in a position to issue shares of Common Stock on conversion of the Preferred Stock and/or exercise of the Warrants without violating the Cap Regulations and (ii) if, despite taking such steps, the Company still can not issue such shares of Common Stock without violating the Cap Regulations, the holder of Preferred Stock which can not be converted as result of the Cap Regulations (each such share, an "Unconverted Preferred Stock") shall have the option, exercisable in such holder's sole and absolute discretion, to elect either of the following remedies:

          (x) require the Company to issue shares of Common Stock in accordance with such holder's notice of conversion at a conversion purchase price equal to the average of the closing bid price per share of Common Stock for the five (5) consecutive trading days (subject to certain equitable adjustments for certain events occurring during such period) preceding the date of notice of conversion; or

          (y) require the Company to redeem each Unconverted Preferred Stock for an amount payable in cash (the "Redemption Amount") equal to:

                      V                   x         M
                  -----------
                    CP

     where:

          "V" means the liquidation preference of an Unconverted Preferred Stock plus any accrued but unpaid dividends thereon;

          "CP" means the conversion price in effect on the date of redemption (the "Redemption Date") specified in the notice from the holder of the Unconverted Preferred Stock electing this remedy; and

          "M" means the highest closing bid price per share of the Common Stock during the period beginning on the Redemption Date and ending on the date of payment of the Redemption Amount.

          If a holder owns more than one share of Unconverted Preferred Stock, such holder may elect one of the above remedies with respect to some of such shares of Unconverted Preferred Stock and the other remedy with respect to other shares of Unconverted Preferred Stock.

     (7) Restrictions and Limitations. (a) So long as any shares of Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least 66-2/3% of the then outstanding shares of the Series E Preferred Stock, voting together as a single class:

                (i) Redeem, purchase, or otherwise acquire for value (or pay into or set aside for a sinking fund for such purposes) any share or shares of Series E Preferred Stock otherwise than by redemption in accordance with Section (6) hereof or by conversion in accordance with Section (4) hereof;

               (ii) Redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose), any of the Common Stock, provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment;

               (iii) Authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to or on a parity with the Series E Preferred Stock (other than with respect to securities to be issued in connection with the redemption of the Series E Preferred Stock) as to voting rights, dividend rights, conversion rights, redemption rights or liquidation preferences;

               (iv) Declare or pay any dividend or make any distribution with regard to any share of Common Stock;

                (v) Sell, convey, lease or otherwise dispose of all or substantially all of its property or business; liquidate, dissolve or wind up the Corporation's business; or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation); or effect any transaction or series of related transactions in which more than 50% of the voting power of the corporation is disposed of (a "Corporate Transaction"), unless the corporation's stockholders of record as constituted immediately prior to such Corporate Transaction will, immediately after such Corporate Transaction, hold at least a majority of the voting power of the surviving or acquiring entity;

               (vi) Permit any subsidiary to issue or sell, or obligate itself to issue or sell, except to the Corporation or any wholly owned subsidiary, any stock of such subsidiary;

              (vii) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series E Preferred Stock; or

             (viii) alter or change the rights, preferences or privileges of the shares of Series E Preferred Stock so as to affect adversely the shares.

     (8) No Reissuance of Series E Preferred Stock. No share or shares of Series E Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

     IN WITNESS WHEREOF, CITADEL TECHNOLOGY, INC. has caused this Certificate of Designations, Preferences and Rights of Series E Convertible Preferred Stock to be duly executed by its President and attested to by its Secretary this 28th day of April, 1998.

CITADEL TECHNOLOGY, INC.



By:
   ---------------------------------------
     Steven B. Solomon
     President and Chief Executive Officer


ATTEST:


------------------------------------
Richard L. Travis, Jr., Secretary